Exhibit 19.1
GREEN DOT CORPORATION
POLICY PROHIBITING INSIDER TRADING

I. INTRODUCTION
Green Dot Corporation (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Policy Prohibiting Insider Trading (this “Policy”).
It is illegal for any employee, officer or director of, or consultant to, the Company to trade in the Company’s securities while in possession of material nonpublic information about the Company. It is also illegal for any employee, officer or director of, or consultant to, the Company to give material nonpublic information to others who may trade on the basis of that information.
In order to comply with federal and state securities laws governing (1) trading in Company securities while in possession of material nonpublic information concerning the Company and (2) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this Policy for all of its employees, officers and directors, members of their immediate families and others living in their households, venture capital funds and other entities (such as trusts and corporations) with which such person is affiliated or associated, and certain of its consultants.

II. SCOPE
A.This Policy covers all Company employees, officers and directors, members of their immediate families and others living in their households and venture capital funds and other entities (such as partnerships, trusts and corporations) which are an “affiliate1” of or “associate”2 of such employee, officer or director and also covers Company consultants who have agreed to comply with this Policy and their affiliates and associates (collectively referred to as “employees, officers or directors”). Employees, officers or directors are responsible for ensuring compliance by their immediate families and other members of their households and entities with which such person is affiliated or associated.
B.This Policy applies to all transactions in the Company’s securities, including shares of its Common Stock, options to purchase Common Stock (as described in more detail in Section VI.E below), and other equity awards (e.g., Restricted Stock Units), however acquired, and any other type of securities that the Company may issue, such as preferred shares, convertible debentures, warrants and exchange-traded options or other derivative securities.
1 An affiliate of an employee, officer or director, is a person, that directly or indirectly, controls or is controlled by, or is under common control with, such person.
2 An associate of an employee, officer or director is (1) a corporation or organization (other than the Company or majority owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities or (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.

C.This Policy will be delivered to all employees, officers or directors upon its adoption (and upon the adoption of any subsequent revised versions) by the Company, and thereafter to all new employees, officers or directors at the start of their employment or relationship with the Company. This Policy will also be delivered to any consultant to the Company who agrees to be subject to this Policy. An employee’s, officer’s, director’s or applicable consultant’s continued relationship with the Company will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop- transfer orders to the Company’s transfer agent to enforce compliance with this Policy. As discussed in Section VII.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if the Company has a reasonable basis to conclude that this Policy has been violated.
D.This Policy allows for trades by employees, officers and directors made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the pre-clearance of the Insider Trading Compliance Officer (as defined in Section IV below).
E.The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out this purposes of this Policy.
F.All references in this Policy to providing notice, pre-clearances or approvals in writing may be satisfied by providing such notice, pre-clearance or approval by electronic mail.

III. SECTION 16 PARTIES; ACCESS PERSONS; RESTRICTED PERSONNEL
A.Section 16 Parties.
The Company from time to time designates certain persons as the officers and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Each such person, and each entity affiliated or associated with any such officer or director, is referred to as a “Section 16 Party.” Section 16 Parties must obtain prior pre-clearance of all trades in Company securities from the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.D below. A Section 16 party may notify the Insider Trading Compliance Officer in writing when such Section 16 Party believes that he or she is no longer subject to Section 16 of the Exchange Act.
B.Access Persons and Restricted Personnel.
Access Persons and Restricted Personnel may not trade outside of the applicable “trading windows” described in Section VI.B below. “Access Person” shall mean the Insider Trading Compliance Officer and all other personnel other than Section 16 Parties:(1) within the Company’s Financial Planning & Analysis, Business Intelligence, and Accounting departments at the level of “Director” and above, (2) within the Company’s other departments at the level of “Senior Vice President” and above, and (3) any other employees who report directly to the Company’s Chief Executive Officer or are otherwise identified from time to time by the Insider Trading Officer and who have been notified that they have been identified as an “Access Persons.” “Restricted Personnel” shall mean the following personnel other than Section 16 Parties and Access Persons: (a) all Company employees at the “Vice President level and above, (b) all consultants of the Company at the “Vice President” level and above who have agreed to comply with this

Policy and their affiliates and associates, (c) all attorneys in the Company’s Legal department (d) all the Company’s personnel within the Financial Planning and Analysis department, (e) all the Company’s personnel within the Business Intelligence department at the “Director” level and above, (f) all the Company’s personnel within the Accounting department at the “Manager” level and above, and (g) any other employees identified from time to time by the Insider Trading Officer who have been notified that they have been identified as “Restricted Personnel.”

IV. INSIDER TRADING COMPLIANCE OFFICER
The Company has designated the Company’s General Counsel as its Insider Trading Compliance Officer (“Insider Trading Compliance Officer”), and in the event of the General Counsel’s unavailability, the Company’s Chief Financial Officer shall be authorized to serve as Insider Trading Compliance Officer in the interim. The Insider Trading Compliance Officer will review and either pre-clear or prohibit all proposed trades by Section 16 Parties and Access Persons in accordance with the procedures set forth in Section VI.D below, except that with respect to the Insider Trading Compliance Officer, any proposed trades must be pre-cleared by another attorney within the Company’s Legal department. The Insider Trading Compliance Officer and the Chief Financial Officer may consult with the Company’s legal counsel.
In addition to the trading pre-clearance duties described in Section VI.D below, the duties of the Insider Trading Compliance Officer will include the following:
•Administering and interpreting this Policy and monitoring and enforcing compliance with all policy provisions and procedures.
•Responding to all inquiries relating to this Policy and its procedures.
•Designating and announcing special trading blackout periods during which no designated employees, officers or directors may trade in Company securities.
Providing copies of this Policy and other appropriate materials to all current and new employees, officers and directors, and such other persons who the Insider Trading Compliance Officer determines may have access to material nonpublic information concerning the Company, and overseeing the collection of the signed certifications described in Section II.C above from such persons.
•Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (“Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13GRevising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations, subject to approval by the Company’s Board of Directors.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
The Insider Trading Compliance Officer may designate one or more individuals who may perform the Insider Trading Compliance Officer’s duties.

V. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A.“Material” Information
Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
•Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•Company projections and strategic plans.
•Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.
•Developments regarding customers, partners or suppliers, such as the acquisition or loss of a major customer or contract and changes in product, pricing, geographic and market strategies.
•Stock splits, public or private securities/debt offerings, changes in Company dividend policies or amounts or other events regarding the Company’s securities.
•Significant changes in control or in senior management.
•The introduction of key new product and service offerings.
•Changes in auditor or notification that the Company may no longer rely on an auditor’s report.
•Actual or threatened major litigation, or the resolution of such litigation
B.“Nonpublic” Information
Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, webcasts or financial news services. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” at the opening of trading on the third full trading day following the Company’s widespread public release of the information.
C.Consult The Insider Trading Compliance Officer For Guidance
Employees, officers or directors who are unsure whether the information that they possess is material or nonpublic must consult the Insider Trading Compliance Officer for guidance before trading in any Company securities.

VI. STATEMENT OF COMPANY POLICY AND PROCEDURES
A.Prohibited Activities
1.No employee, officer or director may trade in Company securities while possessing material nonpublic information concerning the Company (except as permitted by Section VI.C). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the employee, officer or director has material nonpublic information, the prohibition still applies.
2.No Section 16 Party, Access Person, or Restricted Personnel may trade in Company securities outside of the applicable “trading windows” described in Section VI.B below and no employee,

officer or director may trade in the Company securities during any special trading blackout periods designated by the Insider Trading Compliance Officer that are applicable to such employee, officer or director (except as permitted by Section VI.C).
3.No Section 16 Party or Access Person may trade in Company securities unless the trade has been pre-cleared by the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C).
4.No employee, officer or director may disclose material nonpublic information concerning the Company to any outside person (including, but not limited to, other Company employees, family members, analysts, individual investors, bloggers, chat room participants or members of the investment community and news media), unless required as part of the regular duties for the Company of such employee, director or officer or authorized by the Insider Trading Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Insider Trading Compliance Officer.
5.No employee, officer or director may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all employees, officers or directors from giving trading advice concerning the Company to third parties even when the employees, officers or directors do not possess material nonpublic information about the Company.
6.No employee, officer or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”). In addition, employees, officers and directors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
7.No employee, officer or director may trade or recommend that another person trade in the securities of any other public company which has a business relationship with the Company while possessing material nonpublic information concerning that company obtained in the course of service as an employee, officer or director of the Company.
8.Except as permitted by Section VI.C, no employee, officer or director may make a gift or other transfer without consideration of Company securities during a period when that employee, officer or director is not permitted to trade. Notwithstanding the foregoing, this restriction does not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Insider Trading Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing the pecuniary interest of the Section 16 Party or Access Person in the Company’s securities.
9.Except as permitted by Section VI.C, no Section 16 Party or Access Person may make a gift or other transfer without consideration of Company securities unless the gift or other transfer has been pre-cleared by the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.D below, with such gift or other transfer being deemed a trade for purposes of that Section.
10.No employee, officer or director may participate, in any manner other than passive observation, in any electronic bulletin boards, chat rooms, blogs, websites or any other form of social media relating to investments or stock-related information in the Company’s securities.

11.No entity which is an affiliate or associate of an employee, officer or director may distribute securities of the Company to its limited partners, general partners or stockholders during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the trading window described in VI.B below is first open.
12.It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with its communications and disclosure guidelines, policies and procedures, in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors and financial analysts should be referred to a designated Company spokesperson. Please see the Company’s Corporate Communications Policy for details.

B.Trading Windows and Blackout Periods
1.Trading Windows for Section 16 Parties, Access Persons and Restricted Personnel. All Section 16 Parties, Access Persons, and Restricted Personnel may trade in Company securities only during the following periods: (a) for the first fiscal quarter of each fiscal year, beginning at the opening of trading on the third trading day following the Company’s widespread public release of year- end operating results, and ending at 11:59p.m. Pacific Time on the first Friday of the third month of the first fiscal quarter, as long as they are not in possession of material nonpublic information or subject to any special trading blackout; provided however, that if the period described in subsection (a) above is less than eight calendar days, the period shall instead begin at the opening of trading on the third trading day following the Company’s widespread public release of year-end operating results, and end at 11:59p.m. Pacific Time eight calendar days later, and (b) for the other fiscal quarters of each fiscal year, beginning at the opening of trading on the third trading day following the Company’s widespread public release of quarterly operating results, and ending at 11:59p.m. Pacific Time on the last trading day of the second month of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any special trading blackout. Additionally, all Section 16 Parties and Access Persons may only trade in Company securities after obtaining trading pre-clearance from the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.D below. Restricted Personnel need not obtain pre-clearance from the Insider Trading Compliance Officer prior to trading.
2.No Trading During Trading Windows While in Possession of Material Nonpublic Information. No employee, officer or director possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the opening of trading on the third full trading day following the Company’s widespread public release of the information.
3.No Trading During Blackout Periods. The Insider Trading Compliance Officer may designate special trading blackouts that apply to particular individuals or groups of persons, for such time as is determined by the Insider Trading Compliance Officer. No director, officer or employee may trade in Company securities during any special blackout periods that the Insider Trading Compliance Officer may designate applicable to such director, officer or employee. No director, officer or employee may disclose to any third party that a special blackout period has been designated.

C.Exception for Transfers Pursuant to Rule 10b5-1
The restrictions outlined in Sections VI.A.1, 2, 3, 4 and 9 and VI.B shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan that is established by any Company personnel and: (a) complies with the requirements of Rule 10b5-1 (“Rule 10b5-1 Plan”), including without limitation the ongoing requirement that the person who enters into the Rule 10b5-1 Plan must act in good faith with respect to such plan, (b) has been pre-cleared by the Insider Trading Compliance Officer at least a sufficient number of days in advance of the first trade under such plan for the applicable Cooling-off Period (as defined below) to be observed before the first trade under such plan is executed and (c) with respect to which the Company’s Insider Trading Compliance Officer has received the certification referred to in Section VI.D.2.d. No such pre-clearance by the Insider Trading Compliance Officer shall be considered the Insider Trading Compliance Officer’s or the Company’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1.
D.Procedures for Pre-Clearing Trades
1.Trades by Section 16 Parties and Access Persons Not Made Pursuant to a Rule 10b5-1 Plan. No Section 16 Party or Access Person may trade in Company securities until:
a.The person trading has notified the Insider Trading Compliance Officer in writing of the amount and nature of the proposed trade(s);
b.The person trading has certified to the Insider Trading Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that:
(i)such person is not in possession of material nonpublic information concerning the Company, and
(ii)the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other applicable securities laws, and
c.The Insider Trading Compliance Officer has pre-cleared the trade(s) and has certified such pre-clearance in writing, except as provided in paragraph 2 of this subsection.
2.Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this Policy unless:
a.The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1, including without limitation the restrictions on overlapping plans and single-trade plans contained therein
b.Trading under the Rule 10b5-1 Plan must not begin until after expiration of the applicable Cooling-off Period. For purposes of this Policy, the term “Cooling-off Period” means either, in the case of directors and officers, the later of (1) 90 days following the establishment of a Rule 10b5-1 Plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan); or, in the case of all other employees, 30 days following the establishment of a Rule 10b5-1 Plan;
c.The Insider Trading Compliance Officer has pre-cleared the Rule 10b5-1 Plan, and has certified such pre-clearance in writing at least a sufficient number of days in advance of the first trade under such plan for the applicable Cooling-off Period to be observed before the first trade under such plan is executed;

d.The person establishing the Rule 10b5-1 Plan has certified to the Insider Trading Compliance Officer in writing no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally established, that:
(i)such person is not in possession of material nonpublic information concerning the Company or its securities;
(ii)all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) and any other applicable securities laws;
(iii)the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1; and
(iv)if such person is a director or officer, such person is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act (the “10b5-1 Certification”); provided, however, that if such plan contains a representation to the broker thereunder which containing statements substantially similar to the 10b5-1 Certification, then in lieu of such certification, the director or officer may provide their written authorization for the Company to rely on the representation contained therein as if it was made directly to the Company on the date of submission, with such authorization in a form satisfactory to the Insider Trading Compliance Officer; and
e.The person establishing the Rule 10b5-1 Plan continues to act in good faith with respect to such plan. Notwithstanding anything herein to the contrary, the requirements and provisions of Section VI.D.2. apply to any modification of a Rule 10b5-1 Plan, except as may be determined by the Insider Trading Compliance Officer in his or her sole discretion after consulting with the Company’s legal counsel.
3.No Obligation to Pre-Clear Trades. The existence of the foregoing pre-clearance procedures does not in any way obligate the Insider Trading Compliance Officer to pre-clear any trades requested by Section 16 Parties or to pre-clear any Rule 10b5-1 Plan. The Insider Trading Compliance Officer may reject any trading requests or Rule 10b5-1 Plans in his or her sole reasonable discretion.

E.Employee Equity Benefit Plans
1.Stock Option and Equity Incentive Plans. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired upon exercise of options to purchase Company stock, but not to acquisitions of Company stock by such exercises for cash or property other than Company stock.
2.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to: (a) purchases of Company stock in the Company's 2010 Employee Stock Purchase Plan resulting from periodic contribution of money to such plan pursuant to the election made by the participant at the time of enrollment under such plan; and (b) purchases of Company stock resulting from lump contributions to such plan, provided that the election to participate by lump-sum payment was made by the participant at the beginning of the applicable enrollment period. Any election to participate in such plan for any enrollment period and the sale of any securities acquired under such plan are subject to the prohibitions and restrictions of this Policy.

F.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any employee, officer or director who is uncertain whether other prohibitions or restrictions apply should ask the Insider Trading Compliance Officer.

VII. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.Civil and Criminal Penalties
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million and serve a jail term of up to 10 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
B.Company Disciplinary Action
Violation of this Policy or federal or state insider trading or tipping laws (1) by any director may subject the individual to removal proceedings and (2) by an officer or employee may subject such individual to disciplinary action by the Company up to and including termination of Company employment for cause. A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
C.Reporting of Violations
Any employee, officer or director who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Insider Trading Compliance Officer. Alternatively, you may report any such violation anonymously through the procedures set forth in the Company’s Whistleblower and Complaint Policy. Upon learning of any such violation, the Insider Trading Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII. TRANSACTIONS BY GREEN DOT CORPORATION
The Company will not engage in transactions in the Company’s securities, except in compliance with applicable securities laws.

IX. INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Insider Trading Compliance Officer.